AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 26, 2022

Ark7 Properties Plus LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

535 Mission St., 14th Floor

San Francisco, CA 94105

www.ark7.com

		Series Membership Interests Overview
		Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer	Proceeds to Other Persons

Series #WGI3Z Interest	Per Unit	$32.00	$0.03	$31.97(2)	N/A
	Total Minimum	N/A	N/A	N/A	N/A
	Total Maximum	$363,200	$3,632	$359,568(2)	N/A

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, approximately $3,632 assuming a fully subscribed offering, but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable by the company to Dalmore. See “Plan of Distribution” for details. The company intends to distribute all offerings of the Series #WGI3Z Interests and other Series Interests (individually a Series Interest and collectively, the “Series Interests”) in any series of the company principally through Ark7 Properties Plus LLC as described in greater detail under “Plan of Distribution and Subscription Procedure.”
(2)	The company anticipates approximately $3,632 of the proceeds from the Series Interests purchased will be used for offering expenses in fees to Dalmore. These numbers do not include state filing fees.

There is no minimum subscription per investor.

This offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”). At least every 12 months after this offering has been qualified by the SEC the company will file a post-qualification amendment to include the company’s recent financial statements. In addition, the company may periodically file a post-qualification amendment to include additional Series Interests to this offering. No escrow agent has been engaged for this offering and hold funds tendered by investors will be held in a segregated account controlled by the company.

The company may undertake one or more closings on a rolling basis, and, after each closing, funds tendered by investors will be available to the company and issue the interests to investors. See Plan of Distribution. No escrow agent has been engaged for this offering and hold funds tendered by investors will be held in a segregated account controlled by the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Ark7 Properties Plus LLC” “Ark7 Properties,” “we,” “us, “our,” the “company” and similar terms refer to Ark7 Properties Plus LLC, a Delaware series limited liability company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the company is not registering its securities under the Exchange Act. Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company’s offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its unit holders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

ii

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series, as of [April __, 2022]. Please also refer to “The Company’s Business – Property Overview” and “Use of Proceeds” for further details.

SERIES NAME	UNDERLYING ASSETS	OFFERING PRICE PER SERIES INTEREST	MAXIMUM OFFERING SIZE	MINIMUM/MAXIMUM/ SUBSCRIBED SERIES INTERESTS (1)	INITIAL QUALIFICATION DATE	OPEN DATE	CLOSING DATE	STATUS
Series #WGI3Z	11679 W Madero Dr, Arizona City, AZ 85123	$32.00	$363,200	0 = Minimum 11,350 = Maximum	[____]	[____]	[____]	[____]

(1)	For open offerings, each row states, with respect to the given offering, the minimum and maximum number of Series Interests offered and the number of subscriptions for Series Interests received as of the date of this Offering Circular, but the closing of such offering has not yet taken place. For any closed offerings, each row would state the actual number of Series Interests sold.
(2)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.
(3)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

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SUMMARY

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series Interests, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Ark7 Properties Plus LLC, a Delaware series limited liability company formed on March 17, 2022 (“Ark7 Properties”). Ark7 Inc., a Delaware corporation (“Ark7”) is the managing member of Ark7 Properties. The purpose of the company is to establish separate series for the holding of properties to be acquired by the company.

Ark7 is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the units of each property.

Investors in this offering will acquire Series Interests in a Series of the company, each of which is a separate registered series of the company for purposes of assets and liabilities.

It is not anticipated that any Series would own any assets other than its respective property, the reason for which the applicable Series was created, (“The Underlying Asset(s)”), plus cash reserves for maintenance, insurance and other expenses pertaining to each Underlying Asset and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of an interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series.

For example, an investor who acquires Series Interests in Series #WGI3Z will only have assets, liabilities, profits, and losses pertaining to the property located at 11679 W Madero Dr, Arizona City, AZ 85123.

Ark7 will serve as the asset manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in the Asset Management Agreement between Ark7 Inc. and Ark7 Properties Plus LLC – Series #WGI3Z.

Ark7 will serve as the managing member (the “Managing Member”) responsible for the day-to-day management of the company and each registered series.

Organizational Chart

For ease of understanding the company’s business structure, it has included the organizational chart below.

The Current Offering

Maximum Offering Amount	Up to $363,200 of Series #WGI3Z Interests to be acquired pursuant to a Subscription Agreement are being offered on a “best efforts” basis.

Minimum Offering Amount	None.

Price Per Security	$32.00 per Series #WGI3Z Interest

Minimum Investment	One Series Interest per investor.

Use of Proceeds	The proceeds from the sale of Series #WGI3Z will be used for general working capital, repayment of loans to the company’s Managing Member, and to create a maintenance reserve for the applicable Underlying Asset.

Series Interests outstanding before the offering	Series #WGI3Z Interest: 10

Series Interests outstanding after the offering	Series #WGI3Z Interest: 11,360

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

●	Liability of investors between series of interests.

●	Each Series Interest will rely on its Managing Member, Ark7 to manage each property.

●	If Ark7, the company’s Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

●	There is competition for time among the various entities sharing the same management team.

●	There is currently no trading market for the company’s securities.

●	The company has limited operating history for investors to evaluate.

●	Possible Changes in Federal Tax Laws make it impossible to giver certainty to the tax treatment of any series of interest.

●	The company’s consolidated financial statements include a going concern opinion.

●	The company may not raise sufficient funds to achieve its business objectives.

●	The company’s management has full discretion as to the use of proceeds from the offering.

●	The purchase prices for the Series Interests have been arbitrarily determined.

●	If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

●	Competition with other parties entering real estate investment business may reduce the company’s profitability.

●	The company does not intend to hire an escrow agent and therefore does not have an independent third-party holding investors funds until they are released to the company.

●	The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate.

●	The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

●	The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

●	An Underlying Asset that has significant vacancies could be difficult to sell, which could diminish the return on the Underlying Asset.

●	The company may decide to sell an Underlying Asset which could conflict with an investor’s interests.

●	A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets.

●	Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

●	Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

●	The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

●	Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

●	Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

●	The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement.

●	The company’s results of operations may be negatively impacted by the coronavirus outbreak.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest. This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Series Limited Liability Company Agreement of Ark7 Properties dated March 17, 2022, (the “Operating Agreement”) of the company, described further herein. Investors will have limited voting rights. Thus, the Managing Member and the Asset Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Interests in a Series do not constitute an investment in the company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Asset Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between series of interests. The company is structured as a Delaware series limited liability company that issues a separate series of interests for each Underlying Asset. Each series of interests will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding one series of interests is segregated from the liability of investors holding another series of interests and the assets of one series of interests are not available to satisfy the liabilities of other series of interests.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same series of interests as them. Furthermore, while the company intends to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series of interests. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the company generally where the assets of such other series of interests or of the company generally are insufficient to meet its liabilities.

If any fees, costs and expenses of the company are not allocable to a specific Series of Interests, they will be borne proportionately across all of the Series of Interests (which may include future Series of Interests to be issued). Although the Managing Member will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific series of interests and therefore, there is a risk that a series of interests may bear a proportion of the fees, costs and expenses for a service or product for which another series of interests received a disproportionately high benefit.

Each Series Interest will rely on its Managing Member, Ark7 to manage each property. Following the acquisition of any Underlying Asset, the Underlying Asset will be managed by Ark7. In addition, Ark7 will be entitled to certain fees in exchange for its day-to-day operations of each Underlying Asset. Any compensation arrangements will be determined by Ark7 sitting on both sides of the table and will not be an arm’s length transaction.

If Ark7, the company’s Asset Manager, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company’s future depends, in part, on Ark7’s ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel of Ark7, each of whom would be difficult to replace.

In particular, Yizhen Zhao, who is the Chief Executive Officer of Ark7, is critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of Mr. Zhao or other executive officers or key personnel of Ark7 and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

There may be competition for time among the various entities sharing the same management team. Currently, Ark7 is the Managing Member of Ark7 Properties and Series #WGI3Z. Ark7 intends to also be the Managing Member of future Series. It is foreseeable that at certain times the various entities will be competing for time from the management team.

There is currently no trading market for the company’s securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. If an active public or private trading market for the Securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Interests.

The company has limited operating history for investors to evaluate. The company and Series #WGI3Z were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series Interest will achieve their investment objectives, the value of any Underlying Asset will increase or that any Underlying Asset will be successfully monetized.

Possible Changes in Federal Tax Laws make it impossible to give certainty to the tax treatment of any series of interest. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in that law affecting an investment in any series of interest of the company would be limited to prospective effect.

For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Interests of one series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions would only qualify for that treatment with respect to real property. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

The company’s consolidated financial statements include a going concern opinion. The company’s financial statements were prepared on a “going concern” basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Specifically, the company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. Successful development of the company and ultimately the attainment of profitable operations is dependent upon future events including adequate financing, continuous support from Ark7, general and economic conditions on the real estate market and achieving a level of income adequate to support the company’s cost structure. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. There is no minimum amount required to be raised before the company can accept your subscription for the Series Interests, and it can access the funds immediately. The company may not raise an amount sufficient for it to meet all of its objectives. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

The company’s management has full discretion as to the use of proceeds from the offering. The company presently anticipates that the net proceeds from the offering will be used by us as general working capital, repayment of outstanding loans, loans to the company’s Managing Member and the creation of a maintenance reserve account for the applicable Underlying Asset. The company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Series Interests hereby will be entrusting their funds to the company’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

The purchase prices for the Series Interests have been arbitrarily determined. The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the company’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by the existing unit holders and general economic conditions.

If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period. The determination of whether to dispose of the Underlying Asset is entirely at the discretion of the company. Even if the company decides to dispose of an Underlying Asset, the company cannot guarantee that it will be able to dispose of the Underlying Asset at a favorable price to investors.

Competition with other parties entering real estate investment business may reduce the company’s profitability. There are and will be other entities engaged in real estate investment, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and built-in client base. Such competition could make it more difficult to obtain future funding, which could affect the company’s growth as a company.

The company does not intend to hire an escrow agent and therefore does not have an independent third-party holding investors funds until they are released to the company. Typically, the escrow agent retains custody of the assets such as cash, until certain conditions are met, at which time those assets are released to the company. In this offering the company has not retained an escrow agent and therefore investors may be subject to increased administrative risk as additional administrative burdens will be placed on the company who may or may not have the expertise to administer the escrow seamlessly.

Risk Factors Related to the Real Estate Market

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the company acquires will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	pandemics, such as COVID-19;

●	acts of war or terrorism, including the consequences of terrorist attacks;

●	adverse changes in national and local economic and real estate conditions;

●	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The value of each property is directly related to its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The company competes with many other entities engaged in real estate acquisition and operating activities, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. This market is competitive and rapidly changing. The company expects competition to persist and intensify in the future, which could harm its ability to acquire properties on terms that investors find to be reasonable.

An Underlying Asset that has significant vacancies could be difficult to sell, which could diminish the return on the Underlying Asset. An Underlying Asset may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, the company may suffer reduced revenues resulting in less cash available for distribution to its investors. In addition, the resale value of the Underlying Asset could be diminished because the market value of each Underlying Asset will depend principally upon the value of the cash flow generated by the leases associated with that Underlying Asset. Such a reduction in the resale value of a property could also reduce the value of investor interests.

The company may decide to sell an Underlying Asset which could conflict with an investor’s interests. The company may determine when to sell any Underlying Asset at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell an Underlying Asset may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, the company may be more inclined to provide leasing incentives to its tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors. Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties, or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners, or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the company’s tenants, the condition of properties at the time the company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the company must pay will reduce its ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. Additionally, to the extent the company finances the acquisition of an Underlying Asset, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit the company’s ability to finance or refinance its properties if so required. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Risks related to forum selection and jury waivers

The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of California, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Operating Agreement: Our Series Limited Liability Company Agreement of Ark7 Properties Plus LLC (the “Operating Agreement”) includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Subscription Agreement: Our applicable Series Interest Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the applicable Series Interest Subscription agreement be brought in a state of federal court of competent jurisdiction located within the State of California. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, or Operating Agreement which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the applicable Series Interest Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to this agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the applicable Series Interest Subscription Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the applicable Series Interest Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the applicable Series Interest Subscription Agreement.

If you bring a claim against the company in connection with matters arising under the applicable Series Interest Subscription Agreement or Operating Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the applicable Series Interest Subscription Agreement or Operating Agreement with a jury trial. No condition, stipulation or provision of the applicable Series Interest Subscription Agreement or Operating Agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the units or to the transferor with regard to ownership of the units, that were in effect immediately prior to the transfer of the units, including the applicable Series Interest Subscription Agreement and the Operating Agreement.

Risks Related to Covid-19

The company’s results of operations may be negatively impacted by the coronavirus outbreak. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Series Interests and investor demand for the Series Interests generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the company’s cost of capital and adversely affect its ability to access the capital markets in the future. To date, COVID-19 has not negatively impacted the company; however, it is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect Ark7’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business. The company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Common Stock and the financial condition of the company’s investors or prospective investors, resulting in reduced demand for the Common Stock generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

DILUTION

Dilution means a reduction in value, control, or earnings of the units the investor owns.

As of the date of this Offering Circular, Ark7 owns 100% of the company’s membership interests. Those membership interests are not connected to any specific Series Interest. Investors in this offering will be acquiring either Series #WGI3Z Interests of the company, the economic rights of each Series Interest will be based on the corresponding Underlying Asset. As such, investors will not experience dilution except as a result of the sale of additional interests of the Series to which they have subscribed.

PLAN OF DISTRIBUTION

The company is offering up to 11,350 units of Series #WGI3Z Interests on a “best efforts” basis at a price of $32.00 per Series Interest. There is no minimum investment amount, however each investor must purchase at least one Series Interest.

The company plans to market the securities directly on a “best efforts” basis. The company intends to use its website and an offering landing page to offer the Series Interests to eligible investors. The company’s officers, directors, employees, and advisors may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however the company’s officers, directors, employees and advisors will not orally solicit investors. As of the date of this Offering Circular the company has not prepared any written materials.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website www.ark7.com. Prospective investors may subscribe for the company units in this offering only through the website. In order to subscribe to purchase our interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this Offering Statement, of which this Offering Circular is part, as Exhibit 4.1 or 4.2, as applicable, and wire funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to section 6 in the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor.

After each closing, funds tendered by investors will be available to the company for its use.

The offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the SEC.

The company may, in its sole discretion, undertake one or more closings on a rolling basis, and intends to affect a close every 7 days. After each closing, funds tendered by investors will be available to the company and the company will issue the interests to investors. An investor will become a member of the company, including for tax purposes, and the interests will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as a member. Not all investors will receive their interests on the same date.

The company will use the following factors to determine whether or not to undertake a closing:

☐	The amount of money contained in the maintenance account of the applicable Series Interest.

☐	The number of subscriptions received, and

☐	Whether a Series Interest has a loan payment due to a bank.

The balance of the maintenance account is not intended to operate as a minimum offering for any particular series. Instead, we will review the balance of the maintenance account to understand when to affect a close and settlement for the greatest benefit to the company, such as when a loan payment is due as identified above.

The company has also engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.

●	Review each investor’s applicable Series Interest Subscription Agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the applicable Series Interest Subscription Agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred, or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA. Assuming the offering is fully subscribed, the company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $28,632.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent

The company has not yet engaged a transfer agent.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete an applicable Series Interest Subscription Agreement in order to invest. The applicable Series Interest Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must:

1.	Go to https://www.ark7.com, complete user registration;

2.	Complete profile setup and link a bank account;

3.	Navigate to open prospective offering page, click on the “Buy” button; that will open the subscribe panel;

4.	Complete subscribe information and review and sign the applicable Series Interest Subscription Agreement;

5.	Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the applicable Series Interest Subscription Agreement, along with their counsel, prior to making any final investment decision.

The company may close on investments on a “rolling” basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer to the segregated account controlled by the company until the company has accepted the investor’s subscription. Upon closing, funds tendered by investors will be made available to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

No Escrow Agent

The company has not hired an escrow agent to hold funds tendered by investors. Funds will be held in a segregated account controlled by the company until the company has accepted the investor’s subscription. At that time, those funds will be available to the company.

Forum Selection Provision

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the applicable Series Interest Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

Series #WGI3Z

Assuming a maximum raise of $363,200 and after deducting the estimated offering expenses of $18,496 in fees to Dalmore, auditor fees, legal fees, Edgarization fees and blue-sky filing fees, the net proceeds of this Series #WGI3Z Interests offering would be approximately $344,704. The table below sets forth the uses of proceeds of the company’s Series #WGI3Z Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$3,632	1.0%
Purchase Price of Property (1)	$282,000	77%
Property Purchase Expenses	$17,120	5.0%
Offering Expenses (2)	$18,496	5.0%
Sourcing Fee (3)	$10,896	3.0%
Property Improvements	$25,000	7.0%
Operating Reserve	$6,056	2.0%
Total Proceeds	$363,200.00	100.00%

(1)

Series #WGI3Z acquired the property from a third-party seller on April 15, 2022, for $282,000, not including the purchase expenses in the amount of $17,120 covering title fees, inspection fees, agent fees, interests, property transfer tax, notarization fees, and recording fees.

(2)

Offering expenses, other than brokerage commissions, include the following: (i) $25,000 in fees payable to Dalmore, (ii) $1,600 in audit fees, (iii) $33,000 in legal fees, (iv) $13,000 in Edgarization fees and (v) $12,000 in blue sky filing fees. The company notes that this total amount equals $84,600. The company intends that these fees will be pro-rated amongst future series and only intends for Series #WGI3Z to be responsible for up to $18,496 of offering expenses.

The company’ Managing Member intends to advance funds until repaid by future series.

(3)

Represents a fee payable to the Asset Manager in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series (the “Sourcing Fee”).

The minimum offering amount is $0, resulting in $359,568 of net proceeds after deducting brokerage commissions, which we would use first to repay the intercompany loan and the balance would be applied to the Sourcing Fee. The Managing Member may choose to waive the Sourcing Fee in its sole discretion.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

In addition, no payments will be used to pay directors. In the company’s sole discretion, management fees may be incurred.

THE COMPANY’S BUSINESS

Overview

Ark7 Properties Plus LLC (“Ark7 Properties”) was incorporated in the State of Delaware on March 17, 2022. Ark7 Properties is an investment vehicle which intends to enable investors to own fractional ownership of single-family home properties. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company intends to establish separate Series for the holding of single-family home properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company.

Ark7 Properties is a wholly owned subsidiary of Ark7. As discussed further in the Series Limited Liability Company Agreement of Ark7 Properties dated March 17, 2022 (the “Operating Agreement”), Ark7 is the Managing Member of Ark7 Properties. Ark7 was incorporated in the State of Delaware on June 26, 2018. Ark7 is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the units of each property. Ark7 will manage all Underlying Assets related to the various Series including the sales of property, rentals of the property, maintenance and insurance.

Intended Business Process

Generally, the company and Ark7 intends to arrange for the purchase of a specific residential property either directly by the Series or by Ark7, as described below:

If Ark7 or one of its subsidiaries purchased the property directly, then, after the relevant Series has obtained sufficient financing, Ark7 would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by Ark7 prior to the sale to the Series as well as the applicable Sourcing Fee specified in the Series Designation for the relevant Series.

In cases where Ark7 identifies and intends to have the Series purchase that property directly from a third-party Seller, Ark7 will loan the series the amount required to purchase the property via an intercompany loan agreement. In addition, Ark7 may decide to finance a portion of the purchase price with mortgage or other third-party financing. In both instances, it is the intent of the company and Ark7 to enter into an intercompany loan agreement describing the repayment terms.

In some instances, the company may set a minimum offering amount for each Series such that the net proceeds would be sufficient to finance the purchase of the identified property, plus closing costs and expected repairs, renovations, or furnishings and less any purchase financing. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient minimum proceeds being received, Ark7 or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering.

Intercompany loans between Ark7 or an affiliate of Ark7, on the one hand, and a Series, on the other hand, would generally have the following terms:

●	Interest: Interest will accrue on amounts outstanding under the loan at an annual fixed rate, simple interest, and would be payable upon maturity or upon full prepayment of the loan. The interest rate is expected to be equal to 9.0% per annum, but in no event shall the interest rate be less than 3.0% per annum.

●	Security: The loan would be unsecured.

●

Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	No prepayment penalty.

Property Overview

Series #WGI3Z

On March 21, 2022, Ark7 Properties established Series #WGI3Z for the purpose of acquiring the property located at 11679 W Madero Dr, Arizona City, AZ 85123 (the “Madero Property”) from a third-party seller. Ark7, the company’s Managing Member and Series #WGI3Z entered into an inter-company loan agreement on April 5, 2022, pursuant to which Ark7 loaned Series #WGI3Z $299,120 for the purpose of purchasing the Madero Property. Series #WGI3Z acquired the Madero Property on April 15, 2022. Series #WGI3Z intends to list the Madero Property for rental during Q2 2022. The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	11679 W Madero Dr, Arizona City, AZ 85123
Type of Property	Single Family Home
Property History	The Single-Family Home located at 11679 W Madero Dr, Arizona City, AZ 85123, was previously owner occupied.
Square Foot	1,459
Acreage	0.1722
Number of Units	N/A
Configuration	3 bedrooms and 2 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$25,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$299,120 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #WGI3Z holders will not be sought.

Market Overview

According various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Chandler, AZ Real Estate Market, (iv) Rocket Homes’ March 2022, (v) the Chandler Housing Market Report, and (vi) Zumper’s Average Rent in Chandler, AZ and Cost Information, the housing market in Chandler, Arizona has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in the Chandler, Arizona housing market that the company reviewed and evaluated included the following:

●	The median single-family home sale price in Chandler has witnessed a total appreciation of 91.47% in the last 5 years between February 2017 and February 2022.

●	In February 2022, the median home sale price in Chandler was up 37.0% compared to last year, listing for a median price of $539,900, and sold for a median price of $525,000.

●	Since March 2021, Chandler has remained a seller’s market: 61.40% homes were sold over listing price, 17.36% homes were sold at listing price, and 21.24% homes were sold under listing price.

●	According to the U.S. Census, with a 2020 population of 275,987, Chandler is the 4th largest city in Arizona by population. Chadler’s population has increased by approximately 16.88% in the past 10 years between April 2010 and April 2020.

●	According to the U.S. Bureau of Labor Statistics, Phoenix metropolitan area (including Chandler)’s total nonfarm employment jumped 4.1% between February 2021 and February 2022.

●	In March 2022, there were 920 homes listed for sale in Chandler, which was increased by 6.1% compared to the number of listings in February 2022.

●	In March 2022, there were 386 homes sold in Chandler, among which 265 homes were sold within 30 days, 98 homes were sold in 30-90 days, and 23 homes were sold over 90 days.

●	In March 2022, the average rent for a 2-bedroom apartment in Chandler was $1,822, a 16.42% increase compared to March 2021.

●	In January 2022, the average rent for a 3-bedroom apartment in Chandler was $2,305, a 21.38% increase compared to January 2021.

●	In January 2022, the average rent for a 4-bedroom apartment in Chandler was $2,557, a 11.08% increase compared to January 2021.

Property History

The Single-Family Home located at 11679 W Madero Dr, Arizona City, AZ 85123, was previously owner occupied (the “Madero Property”). The Madero Property was built in 2006. The Madero Property expects to incur approximately $25,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Madero Property, the property was owner occupied and was not operated as a rental income property.

Acquisition of the Madero Property

Series #WGI3Z completed the acquisition of the Madero Property on April 15, 2022. The acquisition of the Madero Property was funded via a cash payment in the amount of $299,120. The Madero Property is being held by Series #WGI3Z. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Madero Property was inspected by a licensed professional, and the inspection report indicated that the major property components are in acceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost for this property will total approximately $25,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #WGI3Z.

Property Manager

The Managing Member appointed the Asset Manager to manage the Madero Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Managing Member will pay the Asset Manager an annual fee for managing the Madero Property.

Property Operations and Hold Period

The Madero Property was previously owner occupied and had no prior rental history. The Managing Member intends to list the property for rent at a rate of $1,550 per month, or $18,600 per year, which is consistent with other single-family homes in the same area of Arizona City, AZ.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $409.67 per month. This estimate is based on the manager’s due diligence calculations and does not take into account amounts for capital expenditures for major repairs. At this time, we do not anticipate any significant capital expenditures for the Madero Property. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Madero Property for 10 years during which time, we will operate the Madero Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #WGI3Z interest holders. The determination as to when the Madero Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Madero Property earlier than 10 years or to hold the property for more than 10 years.

The Ark7 Platform

Ark7 Inc., the Managing Member, owns and operates a web-based and app-based investment platform. Through the use of such platform, investors can browse and screen the investments offered by each of the series in this Regulation A Offering and sign legal documents to purchase Series Interests electronically.

In addition, on the web-based and app-based investment platform, Ark7 Properties LLC, an affiliate of the company, has Regulation D offerings open and available for certain investors.

The platform provides the following information for each Series offered in this Regulation A Offering:

●	address of property,

●	type of property,

●	property history,

●	square footage of property,

●	acreage,

●	number of units (if applicable),

●	configuration,

●	capital improvements made or intended to be made,

●	total amount to be spent on capital improvements,

●	total amount spent on furnishings and other expenses to prepare the property for booking,

●	debt on the property,

●	property listing information,

●	local market information from sources that the company believes to be reliable third-party providers of local market information,

●	minimum and maximum holding periods and

●	sale information relating to the property, when applicable.

Asset Management Agreement with Ark7 Inc.

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in the Asset Management Agreement between Ark7 Inc. and Ark7 Properties Plus LLC – Series #WGI3Z (the “Asset Management Agreement”).

Authority: The Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance, and management of the applicable Underlying Asset for each Series Interest and may take any action that it deems necessary or desirable in connection with each Underlying Asset.

Delegation: The Asset Manager may delegate all or any of its duties. The Asset Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset.

Performance of Underlying Assets: The Asset Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Asset Manager hereunder.

Assignment: None of the Asset Management Agreements may be assigned by either party without the consent of the other party.

Compensation and Expenses

●	An annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, up to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement for each Series Asset.

●	Any such amount will be paid at the same time as, and only if, a distribution is made from the applicable Series to its Members.

●	Each Series Interest will bear all expenses of the applicable Underlying Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the applicable Series Interest together with a reasonable rate of interest.

Duration and Termination: Each Asset Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”).

Market Outlook

According various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Chandler, AZ Real Estate Market, (iv) Rocket Homes’ March 2022, (v) the Chandler Housing Market Report, and (vi) Zumper’s Average Rent in Chandler, AZ and Cost Information, the housing market in Chandler, Arizona has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in the Chandler, Arizona housing market that the company reviewed and evaluated included the following:

●	The median single-family home sale price in Chandler has witnessed a total appreciation of 91.47% in the last 5 years between February 2017 and February 2022.

●	In February 2022, the median home sale price in Chandler was up 37.0% compared to last year, listing for a median price of $539,900, and sold for a median price of $525,000.

●	Since March 2021, Chandler has remained a seller’s market: 61.40% homes were sold over listing price, 17.36% homes were sold at listing price, and 21.24% homes were sold under listing price.

●	According to the U.S. Census, with a 2020 population of 275,987, Chandler is the 4th largest city in Arizona by population. Chadler’s population has increased by approximately 16.88% in the past 10 years between April 2010 and April 2020.

●	According to the U.S. Bureau of Labor Statistics, Phoenix metropolitan area (including Chandler)’s total nonfarm employment jumped 4.1% between February 2021 and February 2022.

●	In March 2022, there were 920 homes listed for sale in Chandler, which was increased by 6.1% compared to the number of listings in February 2022.

●	In March 2022, there were 386 homes sold in Chandler, among which 265 homes were sold within 30 days, 98 homes were sold in 30-90 days, and 23 homes were sold over 90 days.

Competition

As a stock-like real estate investing platform the company believes that its competitors include traditional real estate investment companies such as REITs, and crowdfunding platforms.

Plan of Operations

Over the course of the next twelve months, the company intends to focus on properties located in the United States. Properties acquired by the company will be single family homes. The company intends to acquire up to [__] single family homes over the course of the next twelve months, with title to be held by separate series of the company.

The company chooses properties based on large-scale historical and marketing data and a variety of real-estate experiences from our team’s real-estate experts. Some factors we look to include:

●	Above local average market cap rate for single family homes.

●	Location: a zone where we believe there is room for appreciation.

●	Well-maintained structures to avoid future risks.

Employees

Ark7 Properties currently has 0 full-time employees and 0 part-time employees.

Ark7, as the Managing Member of the company and the Managing Member and Asset Manager of each of the Series Interests, currently has 10 full-time employees and 6 part-time employees. The employees work at the company’s San Francisco headquarters location as well as remotely.

Intellectual Property

Currently, the company does not own any intellectual property.

Regulation

The company believes it is in compliance with all necessary federal, state, and local regulations involved in the production, sale, and distribution of its product.

Litigation

The company is not a party to any current litigation.

THE COMPANY’S PROPERTY

On April 15, 2022, Ark7 Properties Plus LLC – Series #WGI3Z purchased an investment property located at 11679 W Madero Dr, Arizona City, AZ 85123 for $299,120. The property is a single-family residential property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Ark7 Property Plus LLC and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Ark7 Property Plus LLC was formed on March 15, 2022 (“Inception”) in the State of Delaware. Ark7 Properties is an investment vehicle which intends to enable investors to own fractional ownership of a specific real estate property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Ark7 is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Ark7 is also the Managing Member of each Series and the Asset Manager of each Series and will manage each property that a Series acquires.

Going Concern

The company’s financial statements have been prepared assuming the company will continue as a going concern. The company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the company’s ability to continue as a going concern.

During the next 12 months, the company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Results of Operations

The company was formed on March 15, 2022, and has had no significant operations and no revenues since that date. During the period ended March 31, 2022, the company’s member advanced the company $753 to pay for initial formation costs, resulting in total expenses of $753 and a net loss of $753. These advances are non-interest bearing and are due on demand.

Liquidity and Capital Resources

Due to its recent formation, the company has no cash, assets or liabilities reflected on its balance sheet. The company’s capital resources would be derived from operating cash flow, once it has raised sufficient funds through the offering of Series Interests to acquire vacation rental properties. The Series will be dependent on the net proceeds from this offering for funding to acquire these properties For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

The company may secure mortgage financing that is expected to be incurred by the relevant Series. For a description of the terms of this financing for a particular Series, please see the description of that Series under “The Company’s Business – Property Overview.”

Trend Information

The company has a limited operating history and has not generated revenue from intended operations. The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

On January 20, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economic and financial markets of many countries, including the geographical area in which the company operates. Measures taken by various governments to contain the virus have affected economic activity. Due to our recent formation, the impact on our business and results has not been significant. We will continue to follow the various government policies and advice, and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health or our stakeholders.

Long-term decreased demand in the travel and rental housing industry would adversely affect our business model. Demand for rental and vacation housing is tied to the broader economy and factors outside the company’s control. Should factors such as COVID-19 pandemic result in continued loss of general economic activity, we would experience a slower growth rate in demand for our products and services.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for Series #WGI3Z dated March 21, 2022, Ark7 Inc. is the initial member of the Series #WGI3Z. Ark7 Inc. is also the Managing Member of Ark7 Properties. Finally, Ark7 is the Managing Member and Asset Manager of Series #WGI3Z.

ARK7 INC.
CEO and Co-Founder Yizhen Zhao	COO and Co-Founder James Holt	CTO and Co-Founder Yujian Weng	CCO and Co-Founder Ling Yang
ARK7 PROPERTIES PLUS LLC Managing Member: Ark7 Inc.
Ark7 Properties Plus LLC - Series #WGI3Z	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #WGI3Z	Ark7 Inc.	Ark7 Inc.

Ark7 Properties is managed by its Managing Member, Ark7. Ark7 is operated by the following executives and directors all work for the company on a full-time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (If indefinite, give date appointed)	Full Time/Part Time
Yizhen Zhao	CEO	34	October 2018 - Present	Full Time
James Holt	COO	42	October 2018 - Present	Part Time
Yujian Weng	CTO	36	December 2020 - Present	Full Time
Ling Yang	CCO	30	December 2020 - Present	Full Time

Yizhen Zhao, CEO and Co-Founder

Yizhen Zhao is currently the co-founder and Chief Executive Officer of Ark7. He has served in this position since October 2018. Prior to that, he worked as Software Engineers/Architecture Leads at Uber from 2017 to 2019, LinkedIn from 2014 to 2017, Twitter from 2013 to 2014, and Google from 2010 to 2013. He studied Computer Science at Shanghai Jiaotong University from 2006 to 2010 and received multiple Champion rewards for participating in international computer programming contests.

James Holt, COO and Co-Founder

Jim Holt is currently Ark7’s Co-Founder and Chief Operating Officer. He has served in this position since October 2018. In addition, James currently serves as the founder of Elevate Group, a real estate top agent at Compass, which he founded in 2019. Prior to that, he founded and led The Holt Team, a real estate team that existed from 2006 to 2019. He studied Mathematical and Computational Sciences at Stanford University from 1999 to 2003.

Yujian Weng, CTO and Co-Founder

Yujian Weng is currently the co-founder and Chief Technology Officer of Ark7. He has served in this position since December 2020. Prior to that, he was Senior Director, Connected Vehicle Services at NIO from 2016 to 2019. In this position, he was responsible for lead design and development of NIO Connected Car Platform. Previously, he led an ads & content personalization team at Cheetah Mobile from 2015 to 2016, he was a software engineer at Yahoo! from 2010 to 2015.

Ling Yang, CCO and Co-Founder

Ling Yang is currently the co-founder and Chief Compliance Officer of Ark7. She has served in this position since December 2020. Prior to that, she was the senior attorney at King & Wood Mallesons LLP from 2017 to 2021. Ms. Yang has extensive experience representing Asian, US, and multinational investors and companies in their cross-border business activities. Previously, Ms. Yang worked at a well-known Los Angeles law firm and also served as a legal consultant in a listed company in China. Ms. Yang graduated from Indiana University Maurer School of Law.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

From March 15, 2022 (“Inception”) through March 31, 2022, the company did not compensate any director or executive officer for their services to Ark7 Properties.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock on a post Conversion basis.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Membership Interest	Ark7 Inc., 535 Mission St., 14th Floor, San Francisco, CA 94105	100% of Membership Interests of Ark7 Properties Plus LLC	n/a	100%	100%

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

As of April 29, 2022, Series #WGI3Z had 10 Series Interests issued and outstanding and 11,360 Series Interests have been authorized.

Yizhen Zhao is currently the majority owner of Ark7.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company is subject to various conflicts of interest arising out of its relationship with Ark7, the company’s Managing Member, Asset Manager and its affiliates. These conflicts are discussed below.

Intercompany Loan Agreement between Ark7 Inc. and Series #WGI3Z

On April 5, 2022, Series #WGI3Z (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $299,120 to the Borrower.

●	Borrower promises to repay $299,120 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on April 5, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on April 4, 2023.

●	Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #WGI3Z

On April 15, 2022, Series #WGI3Z and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●	the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #WGI3Z Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●	Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, up to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Series Designation: Sourcing Fee paid to the Asset Manager, Ark7

The Asset Manager, as consideration for assisting in the sourcing of the Series #WGI3Z Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

Affiliates’ Interests in Other Ark7 Entities

General

The officers and directors of Ark7 are also key professionals of Ark7 Properties. These persons have legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, these persons and other affiliates of Ark7 may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Ark7 may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors, and under Regulation D or Regulation A. Ark7 will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Ark7’s real estate professionals who act on behalf of its company, including Mr. Zhao, for the day-to-day operation of the business. Mr. Zhao is also the Chief Executive Officer of Ark7. As a result of his interests in other Ark7 entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Zhao will face conflicts of interest in allocating his time among the company, Ark7, other related entities and other business activities in which he is involved. However, the company believes that Ark7 and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Ark7 entities for which they work.

SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law and certain provisions of the certificate of registered series of Ark7 Properties Plus LLC - Series #WGI3Z, form of series designation #WGI3Z, and the Operating Agreement are summaries and are qualified by reference to Delaware law, the certificate of registered series of Ark7 Properties Plus LLC - Series #WGI3Z, form of series designation #WGI3Z, and the Operating Agreement.

General

The Offering

The company is offering membership interests of Series #WGI3Z, a registered series of a Delaware series limited liability company at a purchase price of $32.00 per Series Interest. The company has authorized, the issuance of up to 11,360 Series #WGI3Z Interests. 10 Series #WGI3Z Interests were issued to the Managing Member prior to this Offering.

Title to each Underlying Asset

Title to each Underlying Asset will be held by each Series.

Managing Member, Ark7

Ark7 is the Managing member of Series #WGI3Z.

Ark7 is the Asset Manager of Series #WGI3Z.

The Managing Member, Ark7, may amend any of the terms of the Operating Agreement of Ark7 Properties or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement of Ark7 Properties shall be made without the consent of the holders holding a majority of the outstanding interests, that: (i) decreases the percentage of outstanding interests required to take any action hereunder; (ii) materially adversely affects the rights of any of the economic members (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company.

Distributions

Subject to Section 7.3, Article XI and any Interest Designation, as described in the Operating Agreement, any free cash flows of each Series after the following:

●	Repayment of any amounts outstanding under operating expenses reimbursement obligations including any accrued interest as there may be and

●	the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses,

will be applied and distributed in the following manner:

●	85% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and

●	Up to 15% to the Asset Manager in payment of the management fee, except to the extent waived by the Asset Manager, in its sole discretion.

Restrictions on Transfer

There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. In the event a transfer of any Series Interest does occur, pursuant to Section 4.2 of the Operating Agreement, it must (i) have been held for a period of 12 months and (ii) written consent, consenting to the transfer, must be obtained from the Managing Member, prior to the transfer.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company’s Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted to the consent or approval of members generally. No separate vote or consent of the holders of Series Interests shall be required for the approval of any matter, except for matters which only pertain to the Series Designation of a specific series, for which only the holders of that Series Interest will vote.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws. Such information would include personal information of other investors held by the company, personal information included on leases, and other information in the books and records of the company that is not ready for public dissemination for which an interest holder requests and receives access to. Note, this confidentiality obligation does not extend to matters which are public knowledge, has been publicly filed with the Commission, or as required by law for that interest holder.

Reports to members

The Managing Member shall keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our manager in accordance with the Internal Revenue Code. Our manager will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semiannual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company’s platform.

Distribution Upon Liquidation of a Series

Subject to the terms of a Series Interest any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the in its sole discretion), shall be applied and distributed 100% to the members (pro rata to their Interests and which, for the avoidance of doubt, may include the and its affiliates).

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company’s Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of California.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 unitholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and unit holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

ARK7 PROPERTIES PLUS LLC

Consolidated Financial Statements

As of March 31, 2022

and independent auditors’ report

ARK7 PROPERTIES PLUS LLC

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43rd Street, SUITE 628 New York, NY 10002 (212) 641-0673 www.dimovtax.com

INDEPENDENT AUDITORS’ REPORT

To the Management and Shareholder of Ark7 Properties Plus LLC:

We have audited the accompanying consolidated financial statements of Ark7 Properties Plus LLC and its wholly owned series subsidiary: Ark7 Properties Plus LLC - Series #WGI3Z, which comprise the consolidated balance sheet as of March 31, 2022, and the related consolidated statement of operations and changes in accumulated deficit, and cash flows as a whole for the period from March 15, 2022 (inception date) through March 31, 2022, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements as a whole based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ark7 Properties Plus LLC and its wholly owned series subsidiary: Ark7 Properties Plus LLC - Series #WGI3Z, as of March 31, 2022, and the consolidated results of their operations and their consolidated cash flows as a whole for the period from March 15, 2022 (inception date) through March 31, 2022 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, NY

April 7, 2022

George Dimov CPA

ARK7 PROPERTIES PLUS LLC

CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2022

(in US Dollars)

	Ark7 Properties Plus LLC	Ark7 Properties Plus LLC - Series WGI3Z	Consolidated March 31, 2022
ASSETS

Current assets
Cash and cash equivalents	-	-	-
Total current assets	-	-	-

TOTAL ASSETS	-	-	-

LIABILITIES AND EQUITY

Current liabiltiies
Related party advances	424	329	753
Total current liabiltiies	424	329	753

Equity
Accumulated deficit	(424)	(329)	(753)
Total equity	(424)	(329)	(753)

TOTAL LIABILITIES AND EQUITY	-	-	-

The notes on pages F-7 - F-10 form an integral part of the consolidated financial statements.
The independent auditors’ report is on page F-3.

ARK7 PROPERTIES PLUS LLC

CONSOLIDATED STATEMENT OF OPERATIONS AND CHANGES IN ACCUMULATED DEFICIT

FOR THE PERIOD ENDED MARCH 31, 2022

(in US Dollars)

	Ark7 Properties Plus LLC	Ark7 Properties Plus LLC - Series WGI3Z	Consolidated For the period ended March 31, 2022
Revenues	-	-	-

Expenses
Registration expenses	(424)	(329)	(753)
Total Expenses	(424)	(329)	(753)

Net loss for the period	(424)	(329)	(753)

Beginning accumulated deficit	-	-	-
Ending accumulated deficit	(424)	(329)	(753)

The notes on pages F-7 - F-10 form an integral part of the consolidated financial statements.
The independent auditors’ report is on page F-3.

ARK7 PROPERTIES PLUS LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD ENDED MARCH 31, 2022

(in US Dollars)

	Ark7 Properties Plus LLC	Ark7 Properties Plus LLC - Series WGI3Z	Consolidated For the period ended March 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	(424)	(329)	(753)

Net cash used in operating activities	(424)	(329)	(753)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from related party advances	424	329	753

Net cash provided by financing activities	424	329	753

NET CHANGE IN CASH	-	-	-

CASH, BEGINNING OF PERIOD	-	-	-
CASH, END OF PERIOD	-	-	-

Supplemental disclosures of cash flow information:
Cash paid for interest	-	-	-
Cash paid for income taxes	-	-	-

The notes on pages F-7 - F-10 form an integral part of the consolidated financial statements.
The independent auditors’ report is on page F-3.

ARK7 PROPERTIES PLUS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MARCH 31, 2022

(in US Dollars)

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

General Information

Ark7 Properties Plus LLC (the “Company”) is a single member Delaware limited liability company that is wholly owned by Ark7 Inc., as a limited liability company in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware that conducts related operations. The Company was formed on March 15, 2022 and does not have a termination date.

Ark7 Properties Plus LLC – series WGI3Z is a fully owned subsidiary of Ark7 Properties Plus LLC, which was formed on March 21, 2022. Ark7 Properties Plus LLC – series WGI3Z will be used as an investment vehicle which intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the Company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Management’s Plans and Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company is newly formed and has not generated revenue from operations. The Company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly owned series LLC subsidiary: Ark7 Properties Plus LLC – series WGI3Z. All intercompany balances and transactions are eliminated in consolidation process.

Use of estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be materially affected. The Company bases its estimates on past experience and other assumption that the Company believes are reasonable under the circumstances and the Company evaluates those estimates on an ongoing basis.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company approximate fair value due to their either relatively short maturities and/or consistency with current market rates.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

Long-term decreased demand in the rental housing industry would adversely affect the Company’s business model. Demand for rental housing is tied to the broader economy and factors outside the Company’s control. Should such factors result in continued loss of general economic activity, the Company would experience a slower growth rate in demand for its products and services.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue recognition

The Company will recognize revenue in accordance with Accounting Standards Codification (“ASC”) 606 “Revenue from Contracts with Customers”. The Company will determine revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. No revenue has been generated to date.

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Leases

According to the recently adopted Accounting Standards Updated (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”), the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable. As of March 31, 2022 the Company had no long-term leases.

NOTE 3: COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 4: RELATED PARTY TRANSACTIONS

During the period ended March 31, 2022, the Company’s member advanced $753 to pay for initial formation costs. These advances are non-interest bearing and are due on demand.

NOTE 5: SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued, which is April 7, 2022. All subsequent events requiring recognition as of March 31, 2022 have been incorporated into these consolidated financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Dalmore Agreement
2.1	Certificate of Formation of Ark7 Properties Plus LLC
2.2	Operating Agreement of Ark7 Properties Plus LLC
3.1	Series #WGI3Z Series Designation
4.1	Form of Series #[______] Subscription Agreement
6.1	Real Estate Purchase Agreement dated April 15, 2022, between Seller and Series #WGI3Z, as amended.
6.2	Asset Management Agreement between Ark7 Properties Plus LLC - Series #WGI3Z and Ark7 Inc. dated April 15, 2022
6.3	Inter-company Loan Agreement between Ark7 Inc. and Series #WGI3Z
6.4	Form of Lease Agreement
11.1	Auditors Consent
12.1	Opinion of CrowdCheck Law, LLP

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State of California, on April 26, 2022

Ark7 Properties Plus LLC
a Delaware series limited liability company

By	/s/ ARK7 Inc., a Delaware corporation Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Ark7 Properties Plus LLC
a Delaware series liability company

By	/s/ ARK7 Inc., a Delaware corporation Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Ark7 Inc., Managing Member of Ark7 Properties Plus LLC